Exhibit 2.2
ARTICLES OF SHARE EXCHANGE
BY AND BETWEEN
MERCHANTS & MARINE BANK,
a Mississippi corporation,
AND
MERCHANTS & MARINE BANCORP, INC.,
a Mississippi corporation
     Pursuant to the provisions of Section 79-4-11.05 of the Mississippi Business Corporation Act, the undersigned domestic corporations do hereby adopt the following Articles of Share Exchange for the purpose of exchanging shares of the common stock of Merchants & Marine Bank, a Mississippi state chartered bank (the “Bank”) for shares of the common stock of Merchants & Marine Bancorp, Inc., a Mississippi corporation (the “Holding Company”) pursuant to the terms of that certain Agreement and Plan of Share Exchange dated as of February 5, 2008, by and between the Bank and the Holding Company (the “Agreement and Plan of Share Exchange”):
     1. The Agreement and Plan of Share Exchange is attached hereto as Exhibit A.
     2. The Agreement and Plan of Share Exchange and the performance of the terms thereof were duly approved by the Board of Directors of the Bank on February 4, 2008. Approval of the Agreement and Plan of Share Exchange by the Bank is required by Section 79-4-11.04 of the Mississippi Business Corporation Act, and the Agreement and Plan of Share Exchange was duly adopted on April 3, 2008 by the affirmative vote of the required percentage of all of the votes entitled to be cast by the shareholders of the Bank.
     3. The Agreement and Plan of Share Exchange and the performance of the terms thereof were duly approved by the Board of Directors of the Holding Company on February 4, 2008. Approval of the Agreement and Plan of Share Exchange by the Holding Company is required by Section 79-4-11.04 of the Mississippi Business Corporation Act, and the Agreement and Plan of Share Exchange was duly adopted on February 4, 2008 by affirmative vote of the required percentage of all of the votes entitled to be cast by the shareholders of the Holding Company.
     4. The Share Exchange contemplated by the Agreement and Plan of Share Exchange is to be effective on the filing of these Articles of Share Exchange with the Secretary of the State of Mississippi.
Date: April 24, 2008

MERCHANTS & MARINE BANK
By:	/s/ Royce Cumbest
	Name:	Royce Cumbest
	Title:	President and Chief Executive Officer

MERCHANTS & MARINE BANCORP, INC.
By:	/s/ Royce Cumbest
	Name:	Royce Cumbest
	Title:	Chairman of the Board, President and Chief Executive Officer

EXHIBIT A
Agreement and Plan of Share Exchange